Exhibit 5.1

McGrath North Mullin & Kratz, PC LLO
1601 Dodge Street, Suite 3700
Omaha, Nebraska 68102

December 7, 2020

Condor Hospitality Trust, Inc.
1800 W. Pasewalk Avenue, Suite 120
Norfolk, NE 68701

Re:	Registration Statement on Form S-11 Filed by Condor Hospitality Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel for Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of up to 4,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) as contemplated by the Company’s Registration Statement on Form S-11 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the shares of Common Stock, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors determined, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Common Stock thereunder); (ii) the Company will issue and deliver the Common Stock in the manner contemplated by the Registration Statement; (iii) the resolutions authorizing the Company to issue, offer and sell the Common Stock adopted by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which the Common Stock are offered or sold by the Company; and (iv) the Common Stock will be issued in compliance with applicable federal and state securities laws.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Maryland as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to McGrath North Mullin & Kratz, PC LLO under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO